Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-124711) pertaining to the Applied Materials, Inc. Employee Savings and Retirement Plan, of our report dated June 21, 2018, with respect to the financial statements and supplemental schedule of the Applied Materials, Inc. Employee Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Armanino LLP
ArmaninoLLP
San Francisco, California

June 21, 2018